EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated March 12, 2018, with respect to the statements of condition including the related portfolios of Global Technology Leaders Portfolio 2018-2 and American Innovation Leaders Portfolio 2018-1 (included in Invesco Unit Trusts, Series 1856) as of March 12, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-222604) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
March 12, 2018